UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01     Regulation FD - IntelGenx Announces Health Canada Approval for Anti-Migraine VersaFilm Pivotal Clinical Trial

On December 22, 2011 - IntelGenx Corp., a wholly owned subsidiary of IntelGenx Technologies Corp. ("IntelGenx") today announced that it has received a No Objection Letter (“NOL”) from Health Canada for the commencement of a pivotal clinical trial to be conducted with IntelGenx’ proprietary VersaFilm oral thin film technology for the rapid relief of migraine.

IntelGenx filed a Clinical Trial Application (“CTA”) with Health Canada and received the NOL for a phase 1 study, the objective of which is to determine if IntelGenx’ product is safe and bioequivalent with the FDA approved reference product. In the pivotal study, bioequivalence will be determined by pharmacokinetic parameters measuring maximum or “peak” concentration (“Cmax”) of the drug observed after its administration, and the Area Under the Curve (“AUC”), IntelGenx is developing its VersaFilm anti-migraine product in accordance with the co-development and commercialisation agreement with RedHill Biopharma Ltd. (“RedHill”), an Israeli corporation, which was executed in August of 2010.

In addition, and further to IntelGenx’ announcement on June 14, 2011 regarding the execution of a term-sheet with RedHill for the acquisition of rights from IntelGenx for an anti-psychotic VersaFilm product, both parties have mutually agreed to terminate the term sheet and not pursue a detailed agreement. Neither party will be required to pay the other any amount on account of the termination of the term sheet. As a result, IntelGenx has re-acquired full rights to the anti-psychotic product and looks forward to working on its future development.

Item 9.01   Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release of IntelGenx Technologies Corp. dated as of December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/ Horst G. Zerbe
Name: Horst G. Zerbe
Title: President and Chief Executive Officer

Date: December 22, 2011